 Exhibit 99.1

Heska Reports 25.5% Revenue Growth, $0.17 Per Share vs. $(0.38), for the Second Quarter of 2014

Core Companion Animal Health Revenue Increases 10.3% from Prior-Year Period;

Bundling Initiative Yielding Encouraging Early Results

LOVELAND, CO, July 30, 2014 -- Heska Corporation (NASDAQ: HSKA - News; “Heska” or the “Company”), a provider of advanced veterinary diagnostic and other specialty veterinary products, today reported financial results for its second quarter ended June 30, 2014. The Company previously announced the acquisition of 54.6% of Cuattro Veterinary USA, LLC, which was subsequently renamed Heska Imaging US, LLC (“Heska Imaging”), and this acquisition is reflected in Heska’s consolidated financial results for the first half of 2014 and the second quarter of 2013. The first quarter of 2013 included approximately five weeks’ contribution from this acquisition.

Second Quarter 2014 Highlights:

•	Consolidated revenue for the second quarter of 2014 was up 25.5% to $22.9 million from $18.3 million in the second quarter of 2013.
•	Core Companion Animal Health revenue increased approximately 10.3%, while Other Vaccines, Pharmaceuticals and Products revenue more than doubled as compared to the second quarter of 2013.
•	Gross profit for the second quarter of 2014 was up 80.8% to $9.1 million from $5.0 million in the second quarter of 2013.
•	Gross margin was 39.6% compared to gross margin of 27.5% in the second quarter of 2013.
•	The Company reported net income attributable to Heska Corporation of $1.1 million, or 17 cents per diluted share, compared to a net loss of $2.2 million in the second quarter of 2013, or a loss of 38 cents per diluted share.
•	Heska completed the quarter with $6.3 million in cash, $2.7 million in short-term debt and $18.3 million in working capital.

Kevin Wilson, Heska’s Chief Executive Officer and President, commented, “The Heska team is doing a wonderful job. The strong financial performance of the second quarter of 2014 is the result of hard work across all areas of our business. The improvements we have made to our organization, products, sales tactics, and cost controls are paying off. During the quarter, we continued to accelerate the integration of our imaging and blood testing instrument teams to sell more Heska bundled products to each customer. With wider adoption of our Reset and Membership Advantage blood analyzer and consumables programs, we are seeing early signs of strong, long-term growth in our consumable revenue, due to higher retention of current customers and through conversion of competitor customers into long-term Heska membership agreements. And finally, with recent product launches and upgrades now flowing more efficiently through Heska to end users, we are pleased to see momentum build for new product releases at the end of 2014.”

“This quarter demonstrates the strength of our business model and the new effectiveness of our commercial strategy,” added Robert Grieve, Heska’s Executive Chair. “During the second quarter we captured additional market share to deliver very significant top-line growth and increased profitability. We posted notable revenue increases in both our CCA and OVP segments, and simultaneously reduced operating expenses year over year. Our veterinarian customers are enthusiastic about the better performance and operational efficiency they are able to achieve with our products. Heska’s highly competitive suite of products equips our team with the offerings to meet marketplace demands and further grow our business. The continued progress we are reporting today is the result of solid sales and operational execution coupled with prudent cost management.”

Financial Results

Second quarter 2014 revenue was $22.9 million, up 25.5% as compared to the second quarter of 2013. In the second quarter of 2014, Core Companion Animal Health revenue increased approximately 10.3% to $17.5 million from $15.9 million in the prior year period. Other Vaccines, Pharmaceuticals and Products revenue increased approximately 125.3% to $5.4 million from $2.4 million in the second quarter last year. Gross profit was $9.1 million, or a 39.6% gross margin, in the second quarter of 2014 compared with gross profit of $5.0 million, or 27.5% gross margin, in the second quarter of 2013. Total operating expenses were $8.2 million, or 35.6% of sales, in the second quarter of 2014 compared with total operating expenses of $8.6 million, or 47.1% of sales, in the prior year period. The Company reported operating income of $917 thousand in the second quarter of 2014, compared to an operating loss of $3.6 million in the second quarter of 2013. Income before income taxes was $924 thousand in the second quarter of 2014, compared to a loss before taxes of $3.6 million in the prior year period. In the second quarter of 2014, net income attributable to Heska Corporation was $1.1 million, or $0.17 per diluted share, compared to a net loss attributable to Heska Corporation of $2.2 million, or $0.38 per diluted share, in the second quarter of 2013.

Balance Sheet

As of June 30, 2014, Heska had $6.3 million in cash and working capital of $18.3 million. Stockholders’ equity increased to $51.7 million compared to $47.1 million as of December 31, 2013.

Investor Conference Call

Management will conduct a conference call on Wednesday, July 30, 2014 at 9 a.m. MDT (11 a.m. EDT) to discuss the second quarter 2014 financial results. To participate, dial (888) 359-3624 (domestic) or (719) 325-2323 (international); the conference call access number is 2053507. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback on Heska’s home page at www.heska.com until August 13, 2014. The telephone replay may be accessed by dialing (888) 203-1112 (domestic) or (719) 457-0820 (international). The replay access number is 2053507.

About Heska

Heska Corporation (NASDAQ: HSKA - News) sells advanced veterinary diagnostic and other specialty veterinary products. Heska’s state-of-the-art offerings to its customers include blood testing instruments and supplies, digital imaging products, software and services, and single use products and services such as in-clinic heartworm diagnostic tests, heartworm preventive products, allergy immunotherapy products and allergy testing. The Company’s core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians. For further information on Heska and its products, visit the company’s website at www.heska.com.

Forward-Looking Statements

This announcement contains forward-looking statements regarding Heska’s future financial and operating results, including Heska Imaging. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes, including using consumable revenue results to predict future consumable revenue results. In addition, factors that could affect the business and financial results of Heska generally include the following: uncertainties related to the perception of Heska’s products by veterinarians and other veterinary market participants, including changes in such perceptions over time; uncertainties related to new product launches, including but not limited to the timing of such launches, product availability and quality and market penetration; uncertainties related to the success of Heska’s business model over time, including but not limited to uncertainties related to potential changes in the market approach of Heska’s competitors; uncertainties related to Heska’s sales and marketing tactics, including but not limited to bundling programs; risks related to Heska’s reliance on large customers with exclusive or significant rights to certain products Heska manufactures, in particular large pharmaceutical companies that may be involved in acquisitions, divestitures or mergers which could undermine Heska’s business relationship with such entities; risks related to Heska’s reliance on third-party suppliers, including the availability and quality of products from suppliers; risks related to Heska’s reliance on key personnel; and the risks set forth in Heska’s filings and future filings with the Securities and Exchange Commission, including those set forth in Heska’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

Financial Table Follows:

Consolidated Statements of Operations

In Thousands, Except per Share Amounts

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2014	2013	2014
Revenue:
Core companion animal health	$15,851	$17,486	$31,500	$34,852
Other vaccines, pharmaceuticals and products	2,410	5,430	5,740	8,857
Total revenue, net	18,261	22,916	37,240	43,709

Cost of revenue	13,241	13,839	24,418	26,353

Gross profit	5,020	9,077	12,822	17,356

Operating expenses:
Selling and marketing	4,838	4,752	9,963	9,697
Research and development	483	374	873	762
General and administrative	3,277	3,034	6,246	6,081
Total operating expenses	8,598	8,160	17,082	16,540
Operating income (loss)	(3,578)	917	(4,260)	816
Interest and other (income) expense, net	52	(7)	41	9
Income (loss) before income taxes	(3,630)	924	(4,301)	807
Income tax expense (benefit):
Current tax expense	59	32	65	53
Deferred tax expense (benefit)	(1,222)	114	(1,547)	249
Total income tax expense (benefit)	(1,163)	146	(1,482)	302
Net income (loss)	$(2,467)	$778	$(2,819)	$505
Net income (loss) attributable to non-controlling interest	(239)	(291)	(205)	(756)
Net income (loss) attributable to Heska Corporation	(2,228)	1,069	(2,614)	1,261

Basic net income (loss) per share attributable to Heska Corporation	$(0.38)	$0.18	$(0.46)	$0.21
Diluted net income (loss) per share attributable to Heska Corporation	$(0.38)	$0.17	$(0.46)	$0.20

Weighted average outstanding shares used to compute basic net income (loss) per share attributable to Heska Corporation	5,804	5,936	5,676	5,898
Weighted average outstanding shares used to compute diluted net income (loss) per share attributable to Heska Corporation	5,804	6,384	5,676	6,183

Balance Sheet Data

In Thousands (unaudited)

	December 31, 2013	June 30, 2014
Cash and cash equivalents	$6,016	$6,264
Total current assets	33,911	35,226
Note receivable – related party	1,407	1,436
Total assets	93,553	97,117
Line of credit	4,798	2,575
Other short-term borrowings, including current portion of long-term note payable	132	159
Total current liabilities	17,706	16,974
Long-term note payable, net of current portion	369	276
Non-controlling interest	13,659	14,865
Public Common Stock subject to redemption	3,405	—
Stockholders’ equity	47,116	51,683

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